Exhibit 10-N-3

Annual Incentive Compensation Plan Metrics for 2011

On February 25, 2011, the Compensation Committee of the Board of Directors of the Company approved the specific performance goals and business criteria to be used for purposes of determining any future cash awards for 2011 for participants, including executive officers, under the Company's shareholder-approved Annual Incentive Compensation Plan (filed as Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2008).  For most participants, the performance criteria and weightings to be used for 2011 under the plan include attaining specified levels of:

●	total Company pre-tax profits* (35%),

●	total Company Automotive operating-related cash flow* (35%),

●	relevant business unit cost performance (10%),

●	relevant business unit market shares (10%), and

●	relevant business unit quality metrics (10%).

For some participants, including certain executive officers, whose job responsibilities encompass multiple business units, the performance criteria to be used for 2011 under the plan include attaining specified levels of:

●	total Company pre-tax profits* (35%),

●	total Company Automotive operating-related cash flow* (35%),

●	total Company cost performance (10%),

●	total Company market shares (10%), and

●	total Company quality metrics (10%).

Based on business performance results for 2011 against the targeted levels established for each metric, the Compensation Committee will determine the percentage of the target award that is earned, which could range between 0% and 200% depending on actual performance achieved relative to the target levels.

* Excludes special items